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                                                                      EX-99.C6

                          [RELIASTAR LIFE LETTERHEAD]



April 18, 1997


ReliaStar Life Insurance Company
20 Washington Avenue South
Minneapolis, Minnesota 55401

Madam/Sir:


This opinion is furnished in connection with the registration by ReliaStar Life Insurance Company of a flexible premium variable life insurance policy (the "Contract") under the Securities Act of 1933, as amended. The contract, including variations thereof used in various states, is described in the Prospectus constituting a part of the Registration Statement Form S-6, as amended through and including Post-Effective Amendment No. 19 thereto, File No. 2-95392 (the "Registration Statement").


The form of Contract was reviewed by me, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion:


     The illustrations of Accumulation Values, Surrender Charges, Cash Surrender Values, and Death Benefits, included in the section entitled "Illustration of Accumulation Values, Surrender Charges, Cash Surrender Values, and Death Benefits" in Appendix C of the Prospectus constituting part of the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract (including, as appropriate, any state variation thereof). The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for a male age 30 or a male age 45 than to prospective purchasers of the Contract for other ages or for females. In any state where charges cannot be based upon the insured's sex, the rate structure of the Contract has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of the Contract for an insured age 30 or a male age 45 than to prospective purchasers of the Contract for other ages.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ Craig A. Krogstad
Craig A. Krogstad, FSA, MAAA
Actuary